Financial Institutions Series Trust
Series 1
File Number: 811-3189
CIK Number: 353281
Summit Cash Reserves Fund
For the Period Ending: 11/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended November 30, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/06/2003	$1,108	Amstel Funding Corp.	1.250%	07/15/2003
07/16/2003	2,000	Falcon Asset Securitization	1.040	08/18/2003
08/04/2003	1,006	Kitty Hawk Funding Corp.	5.120	08/20/2003
11/24/2003	3,000	Falcon Asset Securitization	1.050	12/22/2003